UNITED STATES
SECURITIES EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2007

Edgeline Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-50541	88-0507007
(State of organization)	(Commission File Number)	(IRS Employer Identification No.)

1330 Post Oak Blvd., Suite 1600 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (713) 621-5208

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                       Entry into a Material Definitive Agreement

    On December 20, 2007, Edgeline Holdings, Inc. (the “Company”), entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. (“Dutchess”). Pursuant to the Investment Agreement, the Company may, at its discretion, periodically sell to Dutchess shares of common stock, par value $0.08 per share (the “Common Stock”) for a total purchase price of up to Ten Million Dollars ($10,000,000).  For each share of Common Stock purchased under the Investment Agreement, Dutchess will pay the Company ninety-six percent (96%) of the lowest volume weighted average price of the Common Stock during the pricing period.  The Company may, in its sole discretion, deliver a put notice to Dutchess which states the dollar amount which the Company intends to sell to Dutchess on a closing date. The amount that the Company shall be entitled to put to Dutchess shall be equal to, at the Company's election, either: (A) up to two hundred percent (200%) of the average daily volume (U.S. market only) of the Common Stock for the three trading days prior to the applicable put notice date, multiplied by the average of the three daily closing prices immediately preceding the put date, or (B) up to two hundred fifty thousand dollars ($250,000).  During the open period, the Company shall not be entitled to submit a put notice until after the previous closing has been completed.   Dutchess' obligation to purchase shares of the Company’s Common Stock under the Investment Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of Common Stock sold under the Investment Agreement.

Item 9.01     Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Exhibit No. Description

Exhibit No.	Identification of Exhibit
10.1	Investment Agreement dated December 20, 2007
10.2	Registration Rights Agreement dated December 20, 2007

SIGNATURES

Pursuant  to  the  requirements of the Securities Exchange Act of 1934, the registrant  has  duly  caused  this  report  to  be  signed on its behalf by the undersigned  hereunto  duly  authorized.

EDGELINE HOLDINGS, INC.

By:  _/s/  Carl A. Chase______________
        Carl A. Chase, Chief Financial Officer

DATE:  December 26, 2007

EXHIBIT INDEX

Exhibit No.	Identification of Exhibit
10.1	Investment Agreement dated December 20, 2007
10.2	Registration Rights Agreement dated December 20, 2007